UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 20, 2018
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California Resources Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-36478	46-5670947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9200 Oakdale Avenue, Suite 900 Los Angeles, California	91311
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (888) 848-4754
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01.	Entry into a Material Definitive Agreement.
On August 20, 2018, California Resources Corporation (the “Company”) entered into an amendment to its credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and a Letter of Credit Issuer, Bank of America, N.A., as Syndication Agent, Swingline Lender and a Letter of Credit Issuer, and the lenders named therein, dated as of September 24, 2014 (as previously amended, the “2014 Credit Agreement”).
The purpose of the amendment is to increase the Company’s ability to repurchase and refinance its outstanding indebtedness. Upon effectiveness of the amendment, the Company’s 2014 Credit Agreement would be amended to, among other things:

•	permit the Company to draw on its revolver to repurchase its second lien notes and senior notes at a discount to par in an amount up to $300 million;

•
permit the Company to draw on its revolver to repurchase its second lien notes and senior notes at a discount to par, without regard to time limit, in an amount not to exceed a specified portion of proceeds from future dispositions of certain assets;

•
in connection with any repurchase of certain of the Company’s indebtedness, increase the minimum liquidity required to make such repurchase (calculated on a pro forma basis after giving effect to the repurchase) from $250 million to $300 million; and

•
enhance the Company’s ability to refinance its outstanding term loans, second lien notes and senior notes, in each case by allowing the use of permitted refinancing indebtedness for such refinancing so long as certain conditions set forth in the proposed amended 2014 Credit Agreement are met.

The description above is qualified in its entirety by the amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference into this Item 1.01. The effectiveness of the amendment is subject to satisfaction of certain conditions precedent described therein. The Company can provide no assurances that the amendment will become effective.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 21, 2018, the Board of Directors (the “Board”) of California Resources Corporation (the “Company”) voted to increase the size of the Board to 10 members and elected Ms. Laurie Siegel to fill the resulting vacancy. The Board determined that Ms. Siegel qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of the New York Stock Exchange (“NYSE”).
Ms. Siegel is the President of LAS Advisory Services, a firm providing advice to organizations on issues related to talent management, succession planning, organizational capability and culture. From 2003 to 2012, Ms. Siegel served as Senior Vice President of Human Resources and Internal Communications of Tyco International Ltd., a diversified manufacturing and service company. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources - Specialty Materials. She was previously a director of global compensation at Avon Products and a principal of Strategic Compensation Associates.
Ms. Siegel is currently Program Chair of the G100 Talent Consortium. Ms. Siegel is a director and compensation committee chair of the board of directors of each of CenturyLink, Inc., a broadband, telecommunications and data hosting company, FactSet Research Systems Inc, a multinational financial data and software company, and Volt Information Services, a provider of global infrastructure solutions in technology, information services and staffing acquisition.
Ms. Siegel has an MBA and a Master’s degree in City and Regional Planning, both from Harvard University, and a Bachelor’s degree from the University of Michigan.
There are no arrangements or understandings between Ms. Siegel and any other persons under which she was selected as a director.

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In connection with her appointment, the Company and Ms. Siegel will enter into an indemnification agreement which requires the Company to indemnify her to the fullest extent permitted under Delaware law against liability that may arise by reason of her service as a director, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of the indemnification agreement, a form of which is filed as Exhibit 10.14 to Amendment No. 3 to the Company’s Information Statement on Form 10 filed September 22, 2014.
Ms. Siegel will receive the same director compensation as is paid to the other non-employee directors under the Company’s compensation program for non-employee directors. The specific terms of such compensation are described further in the Company’s annual definitive proxy statement that was filed with the SEC on March 27, 2018.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of the Exhibits
10.1	Eighth Amendment to Credit Agreement, dated August 20, 2018

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Resources Corporation

/s/ Roy Pineci
Name:	Roy Pineci
Title:	Executive Vice President, Finance
DATED: August 24, 2018

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